Exhibit 10.5

July 14, 2005

Solar Roofing Systems Inc.

226 Edward Street, Unit 1

Aurora, Ontario

L4G 3S8

Attention: Norman Dodd, Chairman and CEO

Dear Sirs:

Re: Proposed Investment in Solar Roofing Systems Inc. (“SRS”)

We are writing to propose the basis upon which Barnabus Energy Inc. (“BEI”) or a subsidiary corporation thereof is prepared to negotiate the purchase from treasury of common shares in the capital of SRS (the “Transaction”).

The principal business terms on which BEI would be prepared to enter into and complete the Transaction are outlined below.

Part I

1.	BEI’s Conditions to Closing

Without limiting the generality of the foregoing, it is acknowledged that the completion of the Transaction is subject, among other things, to:

(a)	the execution and delivery of this letter agreement by BEI and SRS;
(b)	the execution and delivery of the Purchase Agreement (as such term is defined herein) by BEI and SRS;
(c)

BEI having completed and having been satisfied with the results of its due diligence investigations customary for transactions of this type, including, without limitation, business, legal and tax due diligence with respect to SRS, its intellectual property, its business plan and its management team;

(d)

the negotiation, execution and delivery, in form and substance satisfactory to BEI, of all necessary definitive agreements reasonably required to effectuate the Transaction, including, but not limited to:

(i)

a purchase agreement between BEI and SRS with respect to common shares of SRS (“Common Shares”) to be purchased by BEI (the “Purchase Agreement”). The Purchase Agreement will reflect that, among other things, BEI will, over a six month period, purchase a number of Common Shares for an aggregate purchase price of CDN $2.2 million that collectively represent 20% of the then issued and outstanding Common Shares. The Purchase Agreement will also contain representations, warranties, covenants and indemnifications of both BEI and SRS customary in a transaction of this type;

(ii)	an amended and restated unanimous shareholders’ agreement among SRS and its shareholders reflecting, to BEI’s satisfaction, acting reasonably, unique rights granted to BEI as contemplated herein; and
(iii)	such other agreements as BEI or SRS may determine are or may be reasonably required to complete the Transaction (collectively, the “Definitive Agreements”);
(e)	obtaining of all material consents required;
(f)	no material adverse change to SRS’s financial condition, enterprise activities or prospects having occurred between the date hereof and the date of completion of the Transaction; and
(g)	approval of the shareholders and board of directors of SRS.
2.	Purchase Price and Good Faith Deposit

BEI will purchase, and SRS will sell from treasury, a number of Common Shares that will, upon completion, represent 20% of the then issued and outstanding Common Shares. The aggregate purchase price will be CDN$2.2 million (the “Purchase Price”).

BEI shall provide SRS with a good faith non-refundable deposit of $20,000 within five (5) business days of the Effective Date (as defined herein). Such deposit will be credited against the payment due on the first closing described in paragraph 3 below. The deposit will be used by SRS to, among other things, defray the costs associated with preparing to complete the Transaction.

3.	Staged Closings

The Transaction will be executed in four stages with Common Shares being purchased in accordance with the following schedule unless otherwise agreed in writing by BEI and SRS:

(a)	First Closing : CDN $730,000 - closing date is the Effective Date plus 45 days (or the first business day thereafter if such date is not a business day);

(b)	Second Closing: CDN $750,000 - closing date is the Effective Date plus 90 days (or the first business day thereafter if such date is not a business day);
(c)	Third Closing: CDN $500,000 - closing date is the Effective Date plus 120 days (or the first business day thereafter if such date is not a business day);
(d)	Final Closing: CDN $200,000 - closing date is the Effective Date plus 180 days (or the first business day thereafter if such date is not a business day).
4.	Purchase Price Consideration

The amount payable at each of the four scheduled closings shall be paid by certified cheque, bank draft or inter-bank wire transfer.

5.	Tax Structuring

BEI and SRS both agree to make their reasonable best efforts to structure and complete the Transaction in a manner that, to the extent possible, results in the most favourable tax treatment for both parties. Without limiting the generality of the foregoing, the parties agree to jointly file all elections to achieve such result.

6.	Due Diligence by BEI

BEI shall be provided reasonable access during normal business hours to SRS’s senior executives and all information under their control that BEI feels, in its reasonable discretion, is required to undertake a meaningful evaluation of SRS.

7.	Use of Proceeds

SRS shall, subject to any material amendments being approved by BEI, use the subscription proceeds received from BEI as set out in Schedule “A” hereto.

8.	Employee Stock Option Plan

BEI acknowledges that SRS is in the process of establishing an employee stock option plan (“ESOP”) to be used to reward exemplary performance of qualifying employees, officers and directors and to attract promising candidates to its management team. The number of Common Shares available under the ESOP shall not exceed 10% of the total number of Common Shares outstanding on a fully diluted basis.

9.	First Right of Refusal on Future Financings

As a holder of Common Shares, BEI shall enjoy the same pre-emptive rights enjoyed by all existing shareholders of SRS. All holders of Common Shares have a pro rata right, based on their proportionate holdings of Common Shares, with an under-subscription right up to the total number of shares being offered, to participate in subsequent share issuances (except share issuances effected pursuant to the exercise of share purchase options granted pursuant to the ESOP).

Notwithstanding the foregoing, BEI and SRS shall use their commercial best efforts to negotiate an arrangement whereby BEI shall have a priority right to provide future equity financing as required by SRS. SRS acknowledges that it is BEI’s ultimate objective to acquire a majority of the voting securities of SRS. BEI and SRS agree that the terms of any transaction or series of transactions required to achieve such ownership objective will be negotiated in good faith and in the best interest of SRS. The purchase price to be paid for shares purchased from any combination of treasury and existing shareholders shall reflect a reasonable discount to the fair market value of the shares at the time of completion of the transaction(s) in recognition of the early stage financial support provided to SRS by BEI as contemplated by this letter agreement. The fair market value of shares of SRS shall be determined through good faith negotiations between SRS and BEI using conventional valuation matrix for a private, emerging company.

10.	Right of First Refusal on Possible Sale of the Business

BEI shall have a first right of refusal to match any offer received by the shareholders of SRS to purchase all of the issued and outstanding shares of SRS.

The framework within which BEI and SRS are prepared to negotiate and complete the Transaction is set out below.

Part II

11.	Binding/Non-Binding Nature

Part I of this letter agreement constitutes a letter of intent only and nothing contained in Part I is intended to be, or shall be construed as, a binding agreement, or shall give rise to legal rights or liabilities, all of which shall be subject to negotiation and the execution of Definitive Agreements. Part II of this letter agreement is intended to be, and shall be construed as, a binding agreement, but only as to the specific matters and for the specific periods referred to therein.

12.	Good Faith Negotiations

Subject only to the results of their respective due diligence investigations, both BEI and SRS agree to enter into good faith negotiations, and to make their reasonable best efforts, to settle and execute the Definitive Agreements in accordance with the terms of this letter agreement.

13.	Confidentiality

BEI and SRS agree to execute and deliver the confidentiality agreement annexed hereto as Schedule “B” (“Confidentiality Agreement”) contemporaneously with the execution and delivery of this letter agreement.

14.	Expenses

Whether or not Definitive Agreements are executed and delivered, BEI and SRS agree that, subject to the good faith deposit payment provided for in paragraph 2, each will bear their own expenses (including, without limitation, fees and disbursements of each party’s counsel and other professional advisors) in connection with the Transaction and all other transactions and matters ancillary thereto, including but not limited to the preparation, negotiation and execution of the Definitive Agreements.

15.	Public Disclosure

BEI and SRS both agree that the substance of all past and future discussions regarding the proposed Transaction described herein shall be treated as confidential, and except as required by law, governmental rules or regulations, neither BEI nor SRS nor their respective representatives shall disclose the terms of this letter agreement or the Transaction to any other person or entity, including, but not limited to, making any public announcements, without the prior written consent of the other; provided however that SRS acknowledges that BEI, as a publicly traded company, has public disclosure obligations which it is obligated to fulfil, and which it is at liberty to fulfil, notwithstanding the provisions of this paragraph 15.

In the event that SRS or any of its representatives becomes legally compelled (by oral questions, interrogations, requests for information or documents, subpoena, a civil investigative demand or similar process) to disclose any of the matters contemplated in this paragraph 15, SRS will provide BEI with prompt notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this letter agreement. SRS will co-operate with BEI on a reasonable basis in its efforts to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or BEI waives compliance with the provisions of this letter agreement, SRS and its representatives will furnish only that portion of such matters which is legally required and each such party shall exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded such matters.

16.	Access to Personnel, Investors and Information

Between the date of the execution of this letter agreement and the date of closing of the first stage of the Transaction, SRS shall provide, or cause to be provided, to BEI and its directors, officers, employees, agents, legal counsel and advisors and BEI shall provide, or cause to be provided, to SRS and its agents, legal counsel and advisors, access to all information deemed necessary by BEI and SRS to complete their respective due diligence investigations in connection with the Transaction. SRS also agrees to facilitate, and co-operate to ensure, BEI’s access to the senior management team of SRS and as part of its due diligence investigations.

17.	Survival

The provisions of this Part II, to the extent applicable, and the Confidentiality Agreement will survive any termination of this letter agreement.

18.	No Waiver

It is further understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

19.	Governing Law

This letter agreement and the Definitive Agreements shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

20.	Execution and Effective Date

The parties hereto agree that this letter agreement may be executed in counterparts, each of which shall constitute an original hereof and all of which together shall comprise a single letter agreement. The letter agreement shall be effective from the date of its acceptance, by SRS, and delivery to BEI (the “Effective Date”).

21.	Expiry Date of Offer

This letter agreement shall be valid for acceptance and execution by SRS until 10:00 a.m. (EST) on July 21, 2005, after which time it shall become null and void.

If the foregoing terms are acceptable, please countersign and return the enclosed copy of this letter agreement by delivering an originally executed copy of same to: Barnabus Energy Inc., Suite 2410, 650 West Georgia Street, Vancouver, British Columbia, Canada, V6B 4N7, Facsimile: 604-682-5564, Attention: David Saltman, Director.

Sincerely,

BARNABUS ENERGY INC.

/s/ David Saltman

Per: David Saltman, Director

* * * * *

By executing and delivering this letter agreement the undersigned hereby acknowledge and agree to be bound in respect of the provisions set forth under Part II above.

Dated this 20th day of July, 2005.

SOLAR ROOFING SYSTEMS INC.

/s/ Norman Dodd

Per: Authorized Signatory

Schedule “B”

CONFIDENTIALITY AGREEMENT

This Agreement entered into and made effective this 14th of July, 2005 is made between:

Barnabus Energy Inc.

(“Receiving Party”)

- and -

Solar Roofing Systems Inc.

226 Edward Street, Unit 1

Aurora, Ontario

L4G 3S8

(“Disclosing Party”)

WHEREAS, the Receiving Party and the Disclosing Party desire to enter into discussions relating to a possible business transaction between the Receiving Party and the Disclosing Party pursuant to which the Receiving Party may invest in the Disclosing Party (the "Transaction"), and

WHEREAS the Receiving Party will obtain information regarding the Disclosing Party which will be used to facilitate its evaluation of the Transaction and, subject to further agreement, the execution of the Transaction,

NOW THEREFORE in consideration of disclosure by the Disclosing Party to the Receiving Party of certain confidential information, the Receiving Party agrees as follows:

1.

The Disclosing Party will be providing to the Receiving Party certain Confidential Information. "Confidential Information" includes (other than as described in paragraph 6) all information, knowledge or data of an intellectual, technical, scientific, commercial, financial or industrial nature disclosed by the Disclosing Party to the Receiving Party, either in a written document received from or belonging to the Disclosing Party, which is marked or identified as confidential or proprietary, or oral or visual information identified as confidential at the time of disclosure.

2.

The Receiving Party will safeguard such information to the same extent as it does its own confidential information and to limit and control the copies, extracts or reproductions made of the Confidential Information.

3.

The Receiving Party will not, without the express written consent of the Disclosing Party, use such Confidential Information for any purpose other than evaluating the Transaction, or subject to further agreement, the execution of the transaction, nor will the Receiving Party will disclose or discuss with any other party, without the knowledge, the interest of the Disclosing Party in the Transaction.

4.

The Receiving Party will not disclose the Confidential Information to any person other than to such of its employees, agents, consultants, representatives and advisors who have a need to know, and who are advised of the confidentiality provisions hereof. The Receiving Party will agrees that it will be responsible for any breach of this Agreement by its agents, employees, consultants, representatives or advisors.

5.

In the event that either party determines not to proceed with the Transaction, or at any time if requested by the Disclosing Party, to return to the Disclosing Party, all of the Confidential Information and all related material provided by the Disclosing Party, provided that one copy may be retained by the Receiving Party in its confidential files for purposes of monitoring compliance with this Agreement. The related material refers to all memoranda, notes, reports and documents containing copies, extracts or reproductions of the

Confidential Information or any other information provided by the Disclosing Party to the Receiving Party pursuant to this Agreement.

6.	The provisions of this Agreement relating to Confidential Information will not apply to any part of such information where:
•	such information has been, or at any time is, made available to the public through no fault of the Receiving Party; or
•	such information is known by the Receiving Party at the time of disclosure; or
•	such information is developed by or for the Receiving Party independently of disclosure hereunder; or
•	such information is disclosed by a third party who is not under a duty of confidentiality; or
•	the Receiving Party has been authorized by the Disclosing Party to disclose such information.

7.

The obligations of confidentiality and trust herein provided are in addition to and not in substitution for any duties or obligations of secrecy, confidence or trust arising from or implied by any statute or rule of law.

8.

The Receiving Party will keep strictly confidential the fact of the execution and delivery of this Agreement and the Arrangement under consideration. In the event the Receiving Party determines that it is required by law or regulatory bodies having jurisdiction over the Receiving Party to issue any press release or public filing related hereto, then the Receiving Party shall first give written notice thereof to the Disclosing Party and permit the Disclosing Party the right to review such disclosure or to terminate any further discussions and accordingly nullify any further disclosure obligations.

9.	This Agreement shall be governed by and construed in accordance with the laws of Ontario.

10.	This Agreement shall survive for a period of three years after the date hereof.

11.

This Agreement is personal to the parties and may not be assigned without the express prior written consent of the other. This agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

BARNABUS ENERGY INC.

______________________________________

Per:	David Saltman, Director

SOLAR ROOFING SYSTEMS INC.

______________________________________

Per: Norman Dodd, Chairman, CEO